Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2008 Equity Incentive Plan, 2014 Incentive Plan and 2014 Employee Stock Purchase Plan of Akebia Therapeutics, Inc. of our report dated February 14, 2014 (except Note 16, as to which the date is March 7, 2014), with respect to the financial statements of Akebia Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-193969) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

June 13, 2014